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[INTERNATIONAL PAPER LOGO]
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                                                       International Paper Plaza
                                                       400 Atlantic Street
                                                       Stamford, CT 06921

News Release

   Media Contacts: Jennifer Boardman, International Paper, 203-541-8407
                   Rick Ouellette, International Paper, 207-621-4241

Investor Contacts: Darial Sneed, International Paper, 203-541-8541
                   Brian Turcotte, International Paper, 203-541-8632

         International Paper to Sell 1.1 Million Acres of Forestland in
                Maine & New Hampshire to GMO Renewable Resources
      Agreement ensures long-term wood fiber supply, continued sustainable forest management and recreational opportunities

STAMFORD, Conn. - November 9, 2004 -- International Paper (NYSE: IP) today announced a definitive agreement to sell its Maine and New Hampshire forestlands, totaling approximately 1.1 million acres, to GMO Renewable Resources, LLC, (GMORR) a private forest investment management company, for approximately $250 million. The sale is expected to be complete by the first quarter 2005.

International Paper and GMORR have agreed to a long-term wood fiber supply agreement to continue the flow of fiber to IP's Maine paper mills in Jay and Bucksport. The companies have also agreed to a long-term management contract by which IP will provide forest management services, including third-party certification to the Sustainable Forestry Initiative'r' Standard.

"Our decision to sell these forestlands is based on achieving a superior value for our forestlands while maintaining our ability to provide for the wood fiber needs of our two Maine mills," said George O'Brien, IP's senior vice president-Forest Products.

Bob Saul, director-domestic investments for GMO Renewable Resources, said, "We are very pleased to have entered into this agreement with International Paper. These are some of the most productive, well-managed forestlands in the Northeast. In addition to growing trees for the paper, packaging and wood products markets, we look forward to optimizing the value of this high-quality wood resource and managing the lands as a sustainable working forest. We also hope to build upon our strong relationship with the conservation community to keep this valuable forest resource intact."

"The GMORR agreement also assures that our two companies will work closely to provide continued recreational use and conservation of the land for all who enjoy the outdoors," added O'Brien. "We have agreed with GMORR to continue managing the land to meet or exceed all requirements of sustainable forestry to ensure the protection of wildlife and fish habitat, soils, and air and water quality."




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GMORR plans to continue the long standing practice of open access to these forestlands for hunting, fishing, snowmobiling and other traditional outdoor activities that have historically been provided by International Paper. The management of the land base will continue with the same or very similar rules and regulations on responsible public use that are in place today. GMORR also plans to continue the practice of cabin site leasing for the recreational lease holders on these lands and will evaluate the recreational programs on a regular basis.

The forestlands being sold are located primarily in an east-west band across central Maine, with an additional 24,000 acres in northern New Hampshire.

International Paper's Forest Resources business, which is part of the company's Forest Products group, is headquartered in Savannah, Ga. The business manages the company's forestlands and wood fiber supply. IP is the largest private landowner in the United States with more than 8 million acres of forestland and some 19 million acres worldwide. The company is also the world's largest hardwood and pine tree seedling grower, producing nearly 400 million new trees each year. To date, IP professional foresters have grown more than 8 billion trees and we will soon plant the company's 7 millionth acre of forestland. Led by the Forest Resources business, IP is the first paper and forest products company in North America to formalize an agreement with NatureServe, a non-profit conservation group, to identify, protect and manage "Forests with Exceptional Conservation Value."

International Paper (www.internationalpaper.com) businesses include paper, packaging and forest products. As one of the largest private landowners in the world, IP professional foresters and wildlife biologists manage the woods with great care in compliance with the rigorous standards of the Sustainable Forestry Initiative'r' program. The SFI'r' program is an independent certification system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. In the U.S. alone, IP protects more than 1.5 million acres of unique and environmentally important habitat on its forestlands through conservation easements and land sales to environmental groups. And, the company has a long-standing policy of using no wood from endangered forests. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

Statements contained herein that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the ability of International Paper and GMO Renewable Resources to meet closing conditions by the first quarter 2005, and uncertainty as to whether the sale of forestlands in Maine and New Hampshire to GMO Renewable Resources will be completed. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.